DLH ANNOUNCES FIRST QUARTER 2016 RESULTS

•	Revenues increased 5.6% for the quarter over prior year first quarter

•	Gross margin increased 15.2% for the quarter compared to prior year first quarter

•	Adjusted EBITDA increased by 31.8% over prior year first quarter

•	Diluted EPS on adjusted EBITDA was $0.07 compared to $0.05 in prior year first quarter

•	Cash on hand $6.0 million; working capital surplus $4.7 million; zero debt

•	Management to conduct conference call/webcast today, February 10, 2016, at 11:00 a.m. ET

Atlanta, Georgia – February 10, 2016 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies announces financial results for its first quarter ended December 31, 2015.

Table 1 - Financial Highlights

	Three Months Ended
	December 31,
($ in thousands, except per share amounts)	2015	2014
Revenue	$16,559	$15,682
Gross margin	$2,917	$2,533
Gross margin %	17.6%	16.2%
Income from operations	$382	$259
Other expense, net	$(575)	$(36)
Tax expense (benefit)	$(77)	$89
Net income (loss)	$(116)	$134
Earnings per share - diluted	$(0.01)	$0.01
Other Data (1)
Adjusted EBITDA	$734	$557
Diluted EPS on Adjusted EBITDA	$0.07	$0.05

(1) A reconciliation of GAAP net income and diluted EPS to non-GAAP adjusted EBITDA and EPS is provided below.

Management Discussion

“We are pleased to be off to a very good start to 2016, as we have continued the positive trend of quarterly revenue and margin growth versus the prior year quarter," stated DLH President and Chief Executive Officer Zach Parker. "Our sustained positive financial performance has enabled us to strengthen our balance sheet, and we believe we are now well positioned to capitalize on what we foresee to be a growing federal healthcare market with bipartisan support in the years ahead. Given our strong backlog of long term federal contracts, the recurring and core nature of the work we do, and our history of successful recompetes, coupled with our proprietary technology-enabled performance differentiators, we believe the foundation of our business has never been more solid. While we will continue to focus on executing our core business and growing the Company organically, we will also look to pursue opportunities to accelerate our growth through strategic acquisitions. We are optimistic about our ability to do both, and are looking forward to 2016 being a transformational year for DLH Holdings", added Mr. Parker.

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the quarter's financial results: "Our operating margins continued to improve over the prior year period, with adjusted EBITDA increasing by 31.8% over prior year first quarter. We continued to generate strong operating cash flow, ending first quarter 2016 with a net cash position of approximately $6.0 million. Consistent with our strategic growth plan that we have shared with you often, including during our fourth quarter earnings call, we began to leverage our strong cash position to pursue potential business acquisition opportunities. During the quarter ended December 31, 2015 we expended approximately $0.6M in non-operational expenses related to potential business acquisition activities. While this investment has impacted our net income for the quarter, our business base is solid and performing well, and we look to maximize our investment by expanding upon our capabilities in the near and longer term."

Results for Three Months Ended December 31, 2015

Revenues

For the three months ended December 31, 2015, revenue was $16.6 million, an increase of $0.9 million or 5.6% over the prior year quarter. The increase in revenue is due primarily to program management initiatives and expansion on existing contracts.

Gross Margin

For the three months ended December 31, 2015, gross margin was approximately $2.9 million, an increase of approximately $0.4 million or 15.2% over the prior year quarter on higher revenue and improved performance on contracts. As a percentage of revenue, first quarter gross margin rate of 17.6% increased by 1.4% over the prior year first quarter. Favorable margin results are due principally to increased contribution from more complex contracts, and effective assignment of staff to deliver strong contract performance, with emphasis on improving productivity through application of our DLH differentiators. We continue to focus on internal measures to control costs and improve our margin.

General and Administrative Expenses

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. For the three months ended December 31, 2015, G&A expenses were approximately $2.5 million, an increase of approximately $0.3 million or 11.7% over the prior year quarter. As a percentage of revenue, for the three months ended December 31, 2015, G&A expenses were approximately 15.2%, an increase of approximately 0.8% over the prior year quarter. The increase was due principally to managing our increased business volume and investing in business development resources. Non-cash stock option expense was $0.33 million and $0.27 million for the three months ended December 31, 2015 and 2014, respectively.

Income from Operations

Income from operations for the three months ended December 31, 2015, was approximately $0.4 million, an increase of approximately $0.1 million over the prior year quarter. The increase is due to improved gross margin of approximately $0.4 million, partially offset by G&A expense growth of $0.3 million, as described in the preceding paragraphs.

Other Expense, net

Other expense, net, includes interest and acquisition expenses. For the first quarter ended December 31, 2015, other expense, net, was approximately $(0.6) million, an unfavorable variance of approximately $(0.5) million over the prior year period. Consistent with our strategic growth plan, this increase is due principally to potential business acquisition activities, including advisory services, financial analysis, and legal support.

Loss before Income Taxes

For the three months ended December 31, 2015, loss before taxes was approximately $(0.2) million, an unfavorable variance of approximately $(0.4) million over the prior year first quarter. The $(0.2) million first quarter loss before income taxes is due principally to $(0.6) million other expense related to potential acquisition activities, consistent with our strategic growth plan, partially offset by $0.4 million income from operations.

Income Tax (Benefit) Expense

DLH recorded a $(0.1) million tax benefit on a $(0.2) million loss before taxes, compared to $0.1 million tax expense in the prior year period, resulting in a favorable tax variance of approximately $(0.2) million.

Net Loss

DLH incurred a net loss for the three months ended December 31, 2015 of approximately $(0.1) million, or $(0.01) per basic and diluted share, compared to net income of approximately $0.1 million, or $0.01 per basic and diluted share, in the prior year first quarter. The net loss of approximately $(0.1) million was due principally to $(0.6) million other expense related to potential acquisition activities, consistent with our strategic growth plan, partially offset by $0.4 million income from operations and an income tax benefit of $0.1 million.

Non-GAAP Financial Measures

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for first quarter ended December 31, 2015 was approximately $0.7 million, an increase of approximately $0.2 million, or 31.8%, over prior year first quarter. This increase was due principally to improved gross margin of approximately $0.4 million, partially offset by growth of cash expenses of $0.2 million. Diluted earnings per share on adjusted EBITDA for first quarter ended December 31, 2015 was $0.07 compared to $0.05 for prior year first quarter.

We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) and “Fully-diluted EPS on adjusted EBITDA” as supplemental non-GAAP measures of our performance. We define Adjusted EBITDA as net income/(loss) adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. We compute EPS on adjusted EBITDA using fully diluted shares outstanding as computed for GAAP.

We exclude the following items in deriving Adjusted EBITDA:

•
Acquisition expenses are excluded because they do not relate to the ongoing operation of the existing business base and they tend to vary significantly based on the timing of proposed transactions. We believe that excluding this expense allows for improved comparability of results from period to period.

•	Equity compensation is excluded because it is non-cash in nature. We believe that excluding this expense allows for improved comparability of results from period to period.

These non-GAAP measures of our performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing these non-GAAP measures as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations.

Reconciliation of GAAP net income and EPS to adjusted EBITDA and EPS on adjusted EBITDA:

	Three Months Ended
	December 31,
($ in thousands except per share amounts)	2015	2014	Change
Net income (loss)	$(116)	$134	$(250)
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	—	37	(37)
(i)(b) Acquisition expenses	575	—	575
(ii) Provision for (benefit from) taxes	(77)	89	(166)
(iii) Depreciation and amortization	20	23	(3)
(iv) G&A expenses - equity grants	332	274	58
Adjusted EBITDA	$734	$557	$177

Weighted-average outstanding shares fully diluted	10,082	10,048	34

Fully diluted EPS on GAAP net income (loss)	$(0.01)	$0.01	$(0.02)
Adjustments to derive adjusted EBITDA EPS:
(i) Interest and other expense, net:
(i)(a) Interest and other expense	$—	$—	$—
(i)(b) Acquisition expenses	$0.06	$—	$0.06
(ii) Provision for income taxes	$(0.01)	$0.01	$(0.02)
(iii) Depreciation and amortization	$—	$—	$—
(iv) G&A expenses — equity grants	$0.03	$0.03	$—
Diluted EPS on Adjusted EBITDA	$0.07	$0.05	$0.02

Conference Call and Webcast Details

Interested parties may participate in the conference call by dialing into the conference call line at 1 877 415 3184; international callers dial 1 857 244 7327 (passcode 144 334 76) approximately five to ten minutes prior to the call. The conference call will also be available on replay starting at 3:00 PM ET on February 10, 2016 and ending on February 17, 2016 at 11:59 PM ET. For the replay, please dial 1 888 286 8010 (passcode 70637401) or 1 617 801 6888 for international callers.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health and logistics. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association. DLH has over 1,250 employees working in 30 states throughout the country. For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
3565 Piedmont Road, NE
Atlanta, GA 30305
866-952-1647
Email: investorrelations@dlhcorp.com

TABLES TO FOLLOW

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

	(Unaudited)
	Three Months Ended
	December 31,
	2015	2014
Revenue	$16,559	$15,682
Direct expenses	13,642	13,149
Gross margin	2,917	2,533
General and administrative expenses	2,515	2,251
Depreciation and amortization	20	23
Income from operations	382	259
Other income (expense), net	(575)	(36)
Income (loss) before income taxes	(193)	223
Income tax (benefit) expense	(77)	89
Net income (loss)	$(116)	$134

Earnings (loss) per share - basic & diluted	$(0.01)	$0.01

Weighted average common shares outstanding:
Basic	9,568	9,601
Diluted	10,082	10,048

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	December 31, 2015	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,995	$5,558
Accounts receivable, net	3,373	3,286
Deferred taxes, net	982	982
Other current assets	452	429
Total current assets	10,802	10,255
Equipment and improvements, net	336	336
Deferred taxes, net	9,439	9,325
Goodwill	8,595	8,595
Other long-term assets	50	113
Total assets	$29,222	$28,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	$2,386	$2,795
Accounts payable, accrued expenses, and other current liabilities	3,668	2,851
Total current liabilities	6,054	5,646
Other long term liabilities	83	109
Total liabilities	6,137	5,755
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 9,717 at December 31, 2015 and 9,551 at September 30, 2015	10	10
Additional paid-in capital	76,707	76,375
Accumulated deficit	(53,632)	(53,516)
Total shareholders’ equity	23,085	22,869
Total liabilities and shareholders' equity	$29,222	$28,624

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